                             ARTICLES OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                     NATIONAL WELDERS SUPPLY COMPANY, INC.


         The undersigned Corporation hereby submits these Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation:

         1.      The name of the Corporation is National Welders Supply
                 Company, Inc.

         2. The Amended and Restated Articles of Incorporation of the Corporation are hereby amended as described in Exhibit A attached hereto.

         3. The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted by its directors on the 28th day of June, 1996 without shareholder action which was not required because the Amended and Restated Articles of Incorporation authorize the directors to set the powers, preferences, and rights of each series of Preferred Stock

         4. These Articles of Amendment will become effective upon filing with the Secretary of State of the State of North Carolina.

         This the ____ day of June, 1996.

                                        NATIONAL WELDERS SUPPLY COMPANY, INC.


                                        By:_____________________________________
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                                                                       EXHIBIT A


         RESOLVED, that the Corporation's Amended and Restated Articles of Incorporation be amended by inserting the following at the end of Article II:

         Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by Article II of the Amended and Restated Articles of Incorporation of the Corporation, there is hereby created a class of 3,350,000 shares of preferred stock, designated as 5% Preferred Stock, par value $.10 per share, which shall be divided into 3,100,000 shares of Series A 5% Voting Preferred Stock (the "Series A Preferred Stock") and 250,000 shares of Series B 5% Non Voting Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, collectively, the "Preferred Stock").

         The powers, preferences and rights, and the qualifications, limitations or restrictions, of each such Series of Preferred Stock, in relation to the other such Series of Preferred Stock and in relation to the Common Stock, shall be as follows:

         Section 1.  Liquidation Rights.

                 (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of each share of the Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount (the "Liquidation Amount"), and no other amount, equal to the sum of (i) $17.7814 per share of Preferred Stock, which amount shall be subject to proportionate adjustment whenever there shall occur a stock dividend, stock distribution, combination of shares, reclassification or other similar event with respect to the Preferred Stock (such amount,

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as the same may be so adjusted, the "Liquidation Price"), plus (ii) all unpaid
Accruing Dividends (as defined in Section 4 below) thereon, whether or not declared, to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up, plus (iii) all interest, if any, on such Accruing Dividends (as provided in said Section 4).

         If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all amounts distributable to them under this Subsection 1(a), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

         After such payments shall have been made in full to the holders of the Preferred Stock or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of the Preferred Stock so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Stock ratably in proportion to the number of shares of Common Stock held by them.

         Notwithstanding any other provision of this Section 1 to the contrary, if any liquidation, dissolution or winding up contemplated by this Section 1 shall take place after the occurrence of a Default (as defined in Section 6 below), the Liquidation Price with respect to such liquidation, dissolution or winding up shall be increased by twenty percent (20%).

                 (b) Distributions other than Cash. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value (as defined below) of such property. In the case of any security, the term





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"Fair Market Value" shall mean, with respect to one unit of such security, the average of the daily closing prices for the thirty (30) consecutive business days ending one (1) business day before such security is distributed to the holders of Preferred Stock. The closing price for each day shall be the last regularly reported sales price, or in case no such reported sales took place on such day, the average of the last regularly reported bid and asked prices, in either case on the principal national securities exchange on which the security is listed or admitted for trading (or if the security is not listed or admitted for trading on any such exchange on any day in question, then such price as shall be equal to the average of the last bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on such day, or if, on any day in question, the security shall not be quoted on the NASDAQ, then such price shall be equal to the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc. or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau Inc.). In the case of any security which is not traded in such manner that the quotations referred to in this Section 1(b) are available for the period required hereunder, and in the case of any other property, Fair Market Value shall mean the fair market value of such security or property as determined in good faith by the Board of Directors of the Corporation.

         Section 2. Exchange. The holders of the Preferred Stock shall have exchange rights as follows (the "Exchange Rights"):

                 (a)      Right to Exchange; Exchange Price.  During either of
(i) the period beginning on July 1, 2006 and ending on June 30, 2009, or (ii) the period beginning with the occurrence of a Default (as defined in Section 6 hereof) and ending one year after the giving by





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the Corporation of written notice of such Default to the holders of the Series
A Preferred Stock, the holders of a majority of the issued and outstanding shares of Series A Preferred Stock may, by written notice to the Corporation, with a copy to the holder(s) of a majority of the outstanding Common Stock, require the Corporation and all holders of Preferred Stock to exchange, without the payment of any additional consideration by the holder thereof, at the office of the Corporation or any transfer agent for the Preferred Stock, all shares of Preferred Stock outstanding into such number of fully paid and nonassessable shares of common stock, par value $.01 per share (the "Airgas Common Stock"), of Airgas, Inc., a Delaware Corporation ("Airgas"), as is determined, with respect to each holder of Preferred Stock, by dividing the Liquidation Price by the Exchange Price (defined and determined as hereinafter provided) in effect at the time of the exchange, and multiplying the quotient obtained thereby (rounded to four decimal places) times the number of shares of Preferred Stock held by such holder. As used herein, the "Exchange Price" shall initially be $24.4531. Such initial Exchange Price shall be subject to adjustment as hereinafter provided. As used herein, the term "Exchange Consideration" shall mean the shares of Airgas Common Stock and/or the additional or other stock, securities, cash or property into which the Preferred Stock shall be exchanged or which shall otherwise be delivered to the holders of the Preferred Stock in connection with the exchange of Preferred Stock contemplated by this Section 2 and/or by Section 7 below. Subject to the approval of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock and the holders of a majority of the issued and outstanding shares of Common Stock, the Corporation may, in lieu of such exchange, engage in a merger, consolidation, recapitalization or reorganization, or other form of transaction, involving one or more of the





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Corporation, Airgas or a subsidiary of Airgas (including any successor of
Airgas or a subsidiary of any such successor) pursuant to which the holders of the Preferred Stock shall receive the same kind and amount of consideration (the "Reorganization Consideration") for their shares of Preferred Stock that they would have received in the exchange provided for pursuant to this Section 2.

                 (b) Mechanics of Exchange. In order for a holder of Preferred Stock to exchange the same into shares of Airgas Common Stock or other Exchange Consideration pursuant to Subsection 2(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office stating that such holder is exchanging the same and stating therein such holder's name or the name or names of such holder's nominees in which such holder wishes the certificate or certificates for shares of Airgas Common Stock to be issued. No fractional shares of Airgas Common Stock shall be issued upon exchange of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Exchange Price. The Corporation shall, promptly thereafter, but in no event later than thirty (30) days after receipt of the written notice by the holder referred to above, deliver at such office to such holder of Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Airgas Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such exchange shall be deemed to have been made immediately prior to the close of business on the date of such delivery of the shares of Airgas Common Stock, and the person or persons entitled to receive the





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shares of Airgas Common Stock issuable upon such exchange shall be treated for all purposes as the record holder or holders of such shares of Airgas Common Stock on such date. Until the Exchange Consideration deliverable to a holder of Preferred Stock who shall have surrendered such holder's certificate or certificates therefor shall be delivered as provided above, such holder shall for all purposes hereunder continue to be a holder of the number of shares of Preferred Stock surrendered.

                 (c) Adjustments For Dividends, Distributions, Subdivisions, Combinations or Consolidations of Airgas Common Stock.

                                  (1) Stock Dividends, Stock Distributions or Subdivisions. In the event at any time or from time to time on or after July 1, 1996, Airgas shall declare or pay any dividend or make any other distribution on the Airgas Common Stock payable in shares of Airgas Common Stock or effect a subdivision of the outstanding shares of Airgas Common Stock (by reclassification or otherwise), then and in any such event, the Exchange Price in effect at the time of the record date for such dividend or distribution or of the effectiveness of such subdivision shall be proportionately decreased so that the holder of shares of Preferred Stock surrendered for exchange after such time shall be entitled to receive the number of shares of Airgas Common Stock which such holder would have been entitled to receive had such shares of Preferred Stock been exchanged for shares of Airgas Common Stock immediately prior to such time (irrespective of the time limitations for such exchange set forth in Subsection 2(a) hereof).





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                                  (2)  Combinations or Consolidations.  In the
                 event at any time or from time to time on or after July 1, 1996, the outstanding shares of Airgas Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Airgas Common Stock, the Exchange Price in effect at the time of the effectiveness of such combination or consolidation shall be proportionately increased so that the holder of shares of Preferred Stock surrendered for exchange after such time shall be entitled to receive the number of shares of Airgas Common Stock which such holder would have been entitled to receive had such shares of Preferred Stock been exchanged for shares of Airgas Common Stock immediately prior to such time (irrespective of the time limitations for such exchange set forth in Subsection 2(a) hereof).

                 (d) Adjustments for Certain other Dividends and Distributions. In the event at any time or from time to time on or after July 1, 1996, Airgas shall make or issue, or fix a record date for the determination of holders of Airgas Common Stock entitled to receive, a dividend or other distribution payable in equity securities of Airgas other than shares of Airgas Common Stock, or in securities convertible into or exchangeable for Airgas Common Stock or such other equity securities of Airgas, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon exchange thereof in addition to the number of shares of Airgas Common Stock receivable thereupon, the amount of securities of Airgas that they would have received (including any subsequent dividends and distributions with respect to such securities) had their Preferred Stock been exchanged (irrespective of the time limitations for such exchange set forth in Subsection 2(a) hereof) into Airgas Common Stock on the date of





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such event and had they thereafter, during the period from the date of such event to and including the exchange date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

                 (e) Adjustment for Reclassification, Exchange, or Substitution. In the event at any time or from time to time on or after the July 1, 1996, the Airgas Common Stock issuable upon the exchange of the Preferred Stock shall be changed into a different number of shares of Airgas Common Stock or into the same or a different number of shares of any other class or classes of stock, securities or other property, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a transaction constituting a Change of Control (as defined in Section 7 below)), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to receive in exchange the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Airgas Common Stock into which such shares of Preferred Stock might have been exchanged immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                 (f) Adjustment in Connection with a Change of Control. In the event that there shall be a Change of Control (as defined in Section 7 below), the exchange of Preferred Stock pursuant to this Section 2 shall be subject to adjustment as provided in, and shall also be governed by the provisions of, said Section 7.

                 (g) Certificate as to Adjustments. Upon the occurrence of any of the events specified in this Section 2, the Corporation at its expense shall promptly compute the appropriate





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adjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) a summary of all such adjustments to date, (ii) the Exchange Price at the time in effect, and (iii) the number of shares of Airgas Common Stock and/or the amount, if any, of other Exchange Consideration which at the time would be received upon the exchange of each share of Preferred Stock.

                 (h) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the exchange of the Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Preferred Stock, or if the payment by the Corporation of such tax is waived by the holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

                 (i) No Closing of Books. The Corporation shall not at any time close its transfer books against the transfer of any Preferred Stock in any manner which interferes with the timely exchange or transfer of such Preferred Stock contemplated by this Section 2.

         Section 3.  Voting Rights; Directors.

                 (a) Voting of Capital Stock. Except as otherwise required by law or as hereinafter set forth, the holders of the Preferred Stock and the holders of the Common Stock shall have the following rights with respect to the voting of the Corporation's capital stock:





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                          (i)     Votes.  The holders of the Common Stock shall
         have one vote per share and the holders of the Series A Preferred
         Stock shall have one vote per share. The holders of the Series B Preferred Stock shall have no voting rights.

                          (ii) Notices of Meetings. Except as provided in Subsection 3(b) below, the holders of the Preferred Stock and the holders of the Common Stock shall be entitled to notice of any meeting of the stockholders of the Corporation.

                          (iii) Calling Meetings. In addition to any rights which may be available under the Corporation's By-laws or otherwise under law, meetings of the stockholders of the Corporation may be called by either the holders of not less than a majority of the outstanding Preferred Stock or the holders of not less than a majority of the outstanding Common Stock. Within three (3) business days after written application by the holders of not less than a majority of the outstanding Preferred Stock or the holders of not less than a majority of the outstanding Common Stock, as the case may be, the President or Secretary, or such other officer of the Corporation as may be authorized in the By-laws of the Corporation to give notice of meetings of stockholders of the Corporation, shall notify each stockholder of the Corporation entitled to such notice of the date, time, place and purpose of such meeting.

                          (iv) Quorum and Voting. Except as provided in Subsections 3(a)(v) and 3(b) below, the holders of a majority of the issued and outstanding shares of Common Stock, represented in person or by proxy, and the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, represented in person or by proxy, shall, together, constitute a quorum at meetings of stockholders. Except as





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         provided in said Subsections 3(a)(v) and 3(b) below, at any such meeting duly called and at which a quorum is present, the affirmative vote of a majority of the shares of Common Stock represented at such meeting and of a majority of the shares of Series A Preferred Stock represented at such meeting, voting as separate classes, shall be the act of the stockholders.

                          (v) Quorum and Voting After Default For Purposes of a Corporate Event. With respect to stockholder approval regarding any Corporate Event (as defined in Subsection 6(c)(iv)(F) of this Article II) after the occurrence of a Default (as defined in Section 6(b) hereof), the holders of a majority of the issued and outstanding shares of voting capital stock of the Corporation (i.e., the Common Stock and the Series A Preferred Stock together as a single class), represented in person or by proxy, shall constitute a quorum at meetings of stockholders. At any such meeting duly called and at which a quorum is present, the affirmative vote of a majority of the shares of Common Stock represented at such meeting and the shares of Series A Preferred Stock represented at such meeting, voting together as a single class, shall be the act of the stockholders with respect to such Corporate Event.

                 (b) Directors. The provisions of this Section 3(b) shall prevail over any inconsistent provisions in these Articles of Incorporation or the Corporation's By-laws, but shall be subject to any provisions of applicable law.

                          (i) Number Generally. Except as provided in Subsection 3(b)(iii) below, the Corporation's Board of Directors shall consist of six directors. The holders of the Series A Preferred Stock shall be entitled to elect three directors to the Corporation's





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         Board of Directors, and the holders of the Common Stock shall be entitled to elect three directors to the Corporation's Board of Directors.

                          (ii) Election Generally. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election of directors to be elected solely by the holders of the Series A Preferred Stock, and the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding shall constitute a quorum of the Common Stock for the election of directors to be elected solely by the holders of the Common Stock. At any such meeting (including, without limitation, a meeting contemplated by Subsection 3(b)(iii) below), a quorum of the Common Stock shall not be necessary for the election of directors by the holders of the Series A Preferred Stock, and a quorum of the Series A Preferred Stock shall not be necessary for the election of directors by the holders of the Common Stock. At any such meeting at which a quorum of the Series A Preferred Stock is present, the directors to be elected solely by the holders of the Series A Preferred Stock shall be elected by a plurality of the votes cast by the shares of Series A Preferred Stock present in person or by proxy at such meeting, and at any such meeting at which a quorum of the Common Stock is present, the directors to be elected solely by the holders of the Common Stock shall be elected by a plurality of the votes cast by the shares of Common Stock present in person or by proxy at such meeting. Directors may also be elected by the written consent of the holders of the Series A Preferred Stock (in the case of directors to be elected by the Series A Preferred Stock) or





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         the holders of the Common Stock (in the case of directors to be elected by the holders of the Common Stock). Any or all of the directors elected by the holders of the Series A Preferred Stock may be removed from office, with or without cause, only by vote or written consent of the holders of the Series A Preferred Stock, and any or all of the directors elected by the holders of the Common Stock may be removed from office, with or without cause, only by vote or written consent of the holders of the Common Stock. Any vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by (A) the vote of a majority of the remaining directors elected by the holders of the Series A Preferred Stock or
         (B) the vote or written consent of the holders of the Series A Preferred Stock, and any vacancy in any directorship elected by the holders of the Common Stock shall be filled only by (C) the vote of a majority of the remaining directors elected by the holders of the Common Stock or (D) the vote or written consent of the holders of the Common Stock.

                          (iii) Increase in Number. Upon (A) the occurrence of an Event of Non-Compliance (as defined in Subsection 6(a) of this Article IV) and thereafter until such Event of Non-Compliance has been cured, or (B) the occurrence of a Default and thereafter (regardless of whether such Default shall have been cured) until the holders of a majority of the Series A Preferred Stock shall consent in writing otherwise, the Corporation's Board of Directors shall be increased to, and shall consist of, seven directors; the holders of the Series A Preferred Stock shall be entitled to elect four directors to the Corporation's Board of Directors, and the holders of the Common Stock shall be entitled to elect three directors to the Corporation's Board of Directors. Any





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         meeting of stockholders for the election of directors to fill the vacancy created by such increase in the number of directors to be elected by the holders of the Series A Preferred Stock shall be held not more than fifteen (15) days after notice thereof. Notwithstanding the foregoing, the holders of the Series A Preferred Stock may fill any such vacancy by written consent.

                          (iv) Calling Meetings. In addition to any rights which may be available under the Corporation's By-laws or otherwise under law, meetings of the Corporation's Board of Directors may be called by any two directors.

                          (v) Quorum and Voting by Directors. A majority of the number of directors fixed by Subsections 3(b)(i) and 3(b)(iii) above shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. For so long as the provisions of Subsection 3(b)(iii) shall not be in effect, any action taken by the Corporation's Board of Directors shall be taken by a majority of the directors present at a duly called meeting at which a quorum is present; provided, however, that such majority shall include a majority of the directors elected by the holders of the Series A Preferred Stock and a majority of the directors elected by the holders of the Common Stock. For so long as the provisions of Subsection 3(b)(iii) above shall be in effect, any action taken by the Corporation's Board of Directors shall be taken by a majority of the directors present at a duly called meeting at which a quorum is present; provided, however, that such majority shall include a majority of the directors elected by the holders of the Series A Preferred Stock.





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Section 4.  Dividend Rights.

                 (a) Dividends shall accrue on the Preferred Stock at the rate of $0.8891 per share per annum, payable quarterly in four equal installments, appropriately adjusted to take account of any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Preferred Stock (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not declared, on each share of Preferred Stock, from July 1, 1996 to and including the Redemption Date applicable to such share or the date of the consummation of the exchange contemplated by Section 2 above, or until such share shall no longer be outstanding, and shall be cumulative. The Corporation shall declare, and shall pay to the holders of Preferred Stock on the first business day of each October, January, April and July (a "Divided Payment Date"), the Accruing Dividends that have accrued and remain unpaid on the Preferred Stock. If the funds of the Corporation legally available for payment of Accruing Dividends on a Dividend Payment Date are insufficient to pay such Accruing Dividends on all shares of Preferred Stock on such Date, those funds which are legally available will be used to pay, pro rata among all shares of Preferred Stock, such portion of the Accruing Dividends then due as to which funds are legally available.
The portion of such Accruing Dividends not so paid shall continue to accrue.
At any time thereafter when additional funds of the Corporation are legally available for payment of the unpaid portion of such Accruing Dividends, such funds will be used for such purpose not later than the next succeeding Dividend Payment Date. Notwithstanding the foregoing, if the Corporation shall for any reason (including as a result of funds not being legally available therefor) fail to pay the entire amount of Accruing Dividends on any Dividend Payment Date, then the unpaid portion of such Accruing Dividends shall bear





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interest at the rate of 50% per annum until the earlier of (i) such time as the
Corporation shall have paid in full all such unpaid portion of such Accruing Dividends, (ii) the applicable Redemption Date, or (iii) the date of the consummation of the exchange contemplated by Section 2 above. Any payment by the Corporation with respect to Accruing Dividends shall be allocated, first, to any interest on any due and unpaid Accruing Dividends and, second, to any due and unpaid Accruing Dividends in the order of their respective Dividend Payment Dates.

                 (b) Provided that all Accruing Dividends then payable shall have been paid in full to the holders of the Preferred Stock in accordance with Subsection 4(a) above, each share of Common Stock shall entitle the holder thereof of record to receive, out of the funds of the Corporation legally available therefor, such dividends, if any, as may be declared from time to time by the Board of Directors; provided, however, upon the occurrence of a Default and thereafter, no dividends shall be declared or paid on the Common Stock without the consent in writing of the holders of a majority of the shares of the Preferred Stock.

         Section 5.  Redemption.

                 (a) At the written election of any holder of outstanding shares of Series B Preferred Stock made at any time during the period beginning July 1, 1999 and ending June 30, 2009, the Corporation shall call for redemption and shall redeem on the Redemption Date specified below, such amount of the outstanding shares of Series B Preferred Stock held by such holder as shall be specified in such written election, at the redemption price per share (the "Redemption Price") equal to (i) the Liquidation Price, plus (ii) an amount equal to all unpaid Accruing Dividends thereon, whether or not declared, plus (iii) all interest on such Accruing Dividends (as provided in Section 4 above), to and including Redemption Date. As used herein,





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the term "Redemption Date" shall mean the date for any redemption under this
Subsection 5(a) or the date for the redemption under Subsection 5(b) below, as applicable. The Redemption Date for a redemption pursuant to this Subsection 5(a) shall be the first business day of the second calendar month after the month in which such notice of election has been given to the Corporation. Notwithstanding the forgoing, no redemption shall take place under this Subsection 5(a) if, prior to the applicable Redemption Date, the holders of a majority of the outstanding shares of Series A Preferred Stock shall have given the notice of exchange to the Corporation contemplated by Subsection 2(a) above.

                 (b) At the written election of the holders of a majority of the outstanding shares of Series A Preferred Stock made at any time during the period beginning on the earlier of (i) July 1, 2006, or (ii) the occurrence of a Default and ending on June 30, 2009, the Corporation shall call for redemption and shall redeem on the Redemption Date specified in the next sentence each and every outstanding share of Preferred Stock at the Redemption Price. The Redemption Date for such redemption shall be the first business day of the fourth calendar month after the month in which such notice of election has been given to the Corporation, with a copy to the holder(s) of a majority of the outstanding Common Stock.

                 (c) Notice of redemption under Subsection 5(b) above shall be sent by first class mail, postage prepaid, to each holder of record of the Preferred Stock to be redeemed at its address as it appears on the books of the Corporation. Such notice shall be sent not less than 30 nor more than 60 days prior to the Redemption Date set forth therein. Such notice shall set forth (i) the Redemption Date and place of redemption; and (ii) the number of shares to be redeemed and the redemption price, including all unpaid Accruing Dividends thereon, whether or not declared, to and including the Redemption Date. In the event that an election of redemption is given under Subsections 5(a) or 5(b), the Corporation shall be obligated to redeem the Preferred Stock on the dates and in the amounts set forth in the notice under such Subsections 5(a) or 5(b), as applicable.

                 (d) If, on or before a Redemption Date, the funds necessary and sufficient for such redemption in full on such Redemption Date shall have been set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Preferred Stock that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such Redemption Date, and all rights of holders of such shares so called for redemption shall forthwith, after such Redemption Date, cease and terminate with respect to such shares, excepting only the right to receive the redemption funds therefor to which they are entitled. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it. In case any holder of Preferred Stock which shall have been called for redemption shall not, within six years after the Redemption Date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof.

                 (e) If the Corporation for any reason fails to pay in full the Redemption Price for any of the shares of Preferred Stock in accordance with Subsections 5(a) or (b) on or prior to the applicable Redemption Date specified therein, then, the unpaid Redemption Price shall bear interest at the rate of ten percent (10%) per annum from the applicable Redemption Date to and including the date of payment in full of such Redemption Price.

                 (f) If the funds of the Corporation legally available for redemption of shares of Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Preferred Stock submitted for redemption, those funds which are legally available will be used to redeem the maximum possible number of whole shares ratably among the holders of such shares. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used, at the end of the next succeeding calendar quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

         Section 6.  Events of Non-Compliance; Default.

                 (a) For purposes of this Article IV, the term "Event of Non-Compliance" shall mean any of the following, unless waived in writing by the holders of a majority of the outstanding Series A Preferred Stock:

                          (i) the Corporation shall fail for any reason (including as a result of there being no funds legally available therefor) to pay the entire amount of Accruing Dividends due and payable on any Dividend Payment Date and such failure shall continue unremedied until the later of (A) forty-five (45) days after the giving to the

         Corporation, with a copy to the holder(s) of a majority of the outstanding Common Stock, of written notice by any holder of Preferred Stock as to such failure or (B) the day after the next succeeding Dividend Payment Date (provided, however, no further written notices shall be required for any failure to pay any portion of any Accruing Dividends due and payable on such next succeeding Dividend Payment Date or on any subsequent Dividend Payment Date unless and until all Accruing Dividends, plus interest, then due and payable shall have been paid in full as of the most recent Dividend Payment Date);

                          (ii) the Corporation shall breach either the following Net Worth covenant or the following Dividend Coverage Ratio covenant, in either case as of the end of any two consecutive quarters and any and all breaches of both such covenants as of the end of the second of such quarters shall not have been cured (in the manner hereinafter specified) by the end of the quarter next following such second quarter:

                                  (A)      Net Worth.  The Corporation shall
         maintain a Net Worth of not less than the following amount as of the end of each quarter during the twelve month period ending on the date indicated:

                                           September 30, 1996 -     $31 million

                                           September 30, 1997 -     $31 million

                                           September 30, 1998 -     $33 million

                                           September 30, 1999 -     $35 million

                                           September 30, 2000 -     $37 million

                                           September 30, 2001 -     $39 million

                                           September 30, 2002 -     $41 million

                                           September 30, 2003 -    $43.5 million

                                           September 30, 2004 -    $46 million

                                           September 30, 2005 -    $48.5 million

                                           September 30, 2006,-    $51 million
                                           and thereafter

         The Corporation's compliance with this covenant shall be determined for the quarter ended as of September 30, 1996 and each December 31, March 31, June 30 and September 30 thereafter.

                                  (B)      Dividend Coverage Ratio.  The
         Corporation shall maintain a Dividend Coverage Ratio of not less than 0.85:1. The Corporation's compliance with this covenant shall be determined as of September 30, 1996 and as of each December 31, March 31, June 30, and September 30 thereafter, in each case for the 12-month period then ended.

                 Any breach of either of the above covenants as of the end of any particular quarter shall be deemed cured if one or more of the stockholders of the Corporation shall make a capital contribution of cash or cash equivalents to the Corporation in an amount which, had such contribution been made as of the end of the quarter in question and had such cash or cash equivalents been taken into account in the calculation of such covenant as of the end of such quarter, would have been sufficient to prevent the breach by the Corporation of such covenant as of the end of such quarter.

                                  (C)       Definitions.  For purposes of the
         above financial covenants:

                                        "Available Cash Flow" shall mean, for
         the measurement period in question, net earnings after taxes (but before dividends) PLUS: (1)
         depreciation; (2) amortization; (3) deferred tax expense; (4) extraordinary losses (as defined by generally accepted accounting principles); (5) expenses (including accrued expenses) arising directly from the formation of the joint venture pursuant to the Joint Venture Agreement (as defined in clause (vii) below); (6) expenses (including accrued expenses) resulting directly from the required adoption of newly promulgated authoritative accounting pronouncements;
         (7) expenses (including accrued expenses) arising directly from the sale or liquidation of Production Automation, Inc.; and (8) capital contributions to the Corporation in cash or cash equivalents, in each case during the measurement period in question, MINUS: (9) current maturities of long- term debt, notes payable and capital lease obligations as of the end of the measurement period in question; and
         (10) extraordinary gains (as defined by generally accepted accounting principles) during the measurement period in question.

                                        "Dividend Coverage Ratio" shall mean
         the ratio of (1) Available Cash Flow for the measurement period in question to (2) Accruing Dividends (whether or not declared or paid) during the measurement period in question.

                                        "Net Worth" shall mean total assets
         less total liabilities as determined in accordance with generally accepted accounting principles consistently applied.

                          (iii) the Corporation shall fail for any reason (including as a result of there being no funds legally available therefor) to pay in full the Redemption Price with respect to each share of Preferred Stock as required by Section 5(b) hereof and such failure shall continue for a period of sixty (60) days beyond the applicable Redemption Date; or

                          (iv) the Corporation shall fail to deliver, or cause to be delivered, the full amount of Exchange Consideration or Reorganization Consideration required to be delivered pursuant to
         Section 2 or Section 7 hereof (including, in the case of Section 7 hereof, the delivery of cash into escrow and the maintenance of such escrow, as contemplated thereby) and such failure shall continue for a period of sixty (60) days beyond the date of surrender of the shares of Preferred Stock as provided in Section 2(b) or Section 7 hereof or, in the case of the obligation to make delivery of cash into escrow and to maintain such escrow, for a period of sixty (60) days after notice by any holder of Preferred Stock to the Corporation, with a copy to the holder(s) of a majority of the outstanding Common Stock.

                          Upon the occurrence of an Event of Non-Compliance, any holder of Series A Preferred Stock may give written notice thereof to the Corporation, with a copy to the holder(s) of a majority of the outstanding Common Stock, and, provided such notice shall have been given, the holders of the Series A Preferred Stock shall be entitled to elect a fourth director, as more fully provided in Section 3(b) of this Article IV.

                 (b) For purposes of this Article IV, the term "Default" shall mean any of the following, unless waived in writing by the holders of a majority of the outstanding Series A Preferred Stock:

                          (i) the Corporation shall fail for any reason (including as a result of there being no funds legally available therefor) to pay the entire amount of Accruing

         Dividends due and payable on any two consecutive Dividend Payment Dates and such failure shall continue unremedied until the later of
         (A) forty-five (45) days after the giving to the Corporation, with a copy to the holder(s) of a majority of the outstanding Common Stock, of written notice by any holder of Preferred Stock as to such failure (which notice shall not be required if, pursuant to the proviso clause in Subsection 6(a)(i) above, no further written notices are required), or (B) the day after the next succeeding Dividend Payment Date;

                          (ii) the Corporation shall breach either the Net Worth covenant or the Dividend Coverage Ratio covenant in Subsection 6(a)(ii) above, in either case as of the end of any three consecutive quarters and any and all breaches of both such covenants as of the end of the third of such quarters shall not have been cured (in the manner specified above) by the end of the quarter next following such third quarter;

                          (iii) the Corporation shall fail for any reason (including as a result of there being no funds legally available therefor) to pay in full the Redemption Price with respect to each share of Preferred Stock as required by Section 5(b) hereof and such failure shall continue for a period of one hundred twenty (120) days beyond the applicable Redemption Date;

                          (iv) the Corporation shall fail to deliver, or cause to be delivered, the full amount of Exchange Consideration or Reorganization Consideration required to be delivered pursuant to
         Section 2 or Section 7 hereof (including, in the case of Section 7 hereof, the delivery of cash into escrow, and the maintenance of such escrow, as contemplated thereby and such failure shall continue for a period of one hundred twenty

         (120) days beyond the date of surrender of the shares of Preferred Stock as provided in Section 2(b) or Section 7 hereof or, in the case of the obligations to make delivery of cash into escrow and to maintain such escrow, for a period of one hundred twenty (120) days after notice by any holder of Preferred Stock to the Corporation, with a copy to the holder(s) of a majority of the outstanding Common Stock; or

                          (v) either the Corporation or the issuer of the Exchange Consideration (the "Exchange Issuer") shall generally not pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or an executive officer of the Corporation or the Exchange Issuer shall admit in writing its inability to pay its debts generally; or any proceeding shall be instituted by the Corporation or the Exchange Issuer or against the Corporation or the Exchange Issuer, in any such case seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Corporation or the Exchange Issuer (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or in the case of any such proceeding instituted against the Corporation or the Exchange Issuer (but not instituted by it) any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.

                 (c) Upon the occurrence of a Default, the holders of the Series A Preferred Stock may exercise any one or more of the following remedies without any further notice or action, other than as provided below, and in any order or combination:

                          (i) The holders of the Series A Preferred Stock shall be entitled to elect a fourth director, as more fully provided in Section 3(b) of this Article IV.

                          (ii) The holders of a majority of the outstanding shares of the Series A Preferred Stock shall be entitled to require the Corporation to exchange all shares of Preferred Stock for shares of Airgas Common Stock or other Exchange Consideration, to the extent permitted and as more fully provided in Section 2 of this Article II.

                          (iii) The holders of a majority of the outstanding shares of the Series A Preferred Stock shall be entitled to require the Corporation to redeem all shares of Preferred Stock, to the extent permitted and as more fully provided in Section 5 of this Article II.

                          (iv) The holders of a majority of the outstanding shares of Series A Preferred Stock may sell their shares of Series A Preferred Stock and may require all other holders of Preferred Stock to sell their shares of Preferred Stock as follows:

                                  (A)      in the event that the holders of a
         majority of the Series A Preferred Stock propose to sell or otherwise dispose of for value all of the shares of Series A Preferred Stock owned by such holders to a Third Party (as defined in subparagraph (E) below), such holders may, at their option, require all other holders of

         Preferred Stock to sell all of the shares of Preferred Stock owned by them to the Third Party on the same terms and conditions upon which the holders of a majority of the Series A Preferred Stock shall sell their shares;

                                  (B)      the holders of a majority of the
         Series A Preferred Stock, or their representative, shall provide to all other holders of Preferred Stock a written and dated notice (the " Sale Notice") of such proposed sale not later than ten (10) days prior to the consummation of such sale. The Sale Notice shall contain written notice of the exercise by the holders of a majority of the Series A Preferred Stock of their rights pursuant to this Subsection 6(c)(iv) setting forth the consideration to be paid by the Third Party and the other material terms and conditions of the proposed sale. Within five (5) days following the day the Sale Notice is given, all other holders of Preferred Stock shall deliver to the holders of a majority of the Series A Preferred Stock, or their representative (i) the certificate or certificates evidencing all the shares of Preferred Stock held by all other holders of Preferred Stock, duly endorsed in blank or accompanied by written instruments of transfer in form satisfactory to the holders of a majority of the Series A Preferred Stock or their representative executed by the respective holders, and
         (ii) a special irrevocable power-of-attorney authorizing the holders of the Series A Preferred Stock, or their representative, to sell such shares on the terms and conditions upon which the holders of a majority of the Series A Preferred Stock are selling their shares and to take all such actions as shall be necessary or appropriate in order to consummate such sale;

                                  (C)      promptly upon the consummation of
         the sale of shares of the Preferred Stock to the Third Party, the holders of a majority of the Preferred Stock, or their representative, shall remit to the holders of the Preferred Stock their pro rata shares of the net proceeds of such sale up to the Liquidation Amount (calculated as if the liquidation took place as of the date of the consummation of such sale) per share of Preferred Stock;

                                  (D)      anything herein to the contrary
         notwithstanding, the holders of a majority of the Series A Preferred Stock and their representative shall have no obligation to any other holder of Preferred Stock to sell or otherwise dispose of any shares of Preferred Stock pursuant to this Subsection 6(c)(iv) as a result of any decision by the holders of a majority of the Series A Preferred Stock, or their representative, not to accept or consummate any offer or sale of all of the shares owned by such holders of the Series A Preferred Stock (it being understood that any and all such decisions shall be made by the holders of a majority of the Series A Preferred Stock, or their representative, in their sole discretion). In addition, anything to the contrary notwithstanding, the holders of a majority of the Series A Preferred Stock and their representative shall have no obligation to include any other shares of Preferred Stock in any sale of Series A Preferred Stock by such holders of the Preferred Stock;

                                  (E)      as used in this Subsection 6(c), the
         term "Third Party" means any person or entity other than any holder of Series A Preferred Stock or any entity which is an affiliate of any holder of Series A Preferred Stock;

                                  (F)      in the event that the proposed sale
         of shares of Series A Preferred Stock contemplated by this Subsection 6(c)(iv) shall be in the form of (1) a consolidation or merger of the Corporation with or into another entity or the sale of all or substantially all of the assets of the Corporation to another person or entity, or (2) a reorganization or a recapitalization of the Corporation, or (3) any other business reorganization or combination similar in effect to any of the foregoing and requiring a vote of the shareholders of the Corporation (any of the foregoing being called a " Corporate Event"), the vote of stockholders with respect to the Corporate Event shall be by the holders of the Series A Preferred Stock and the holders of the Common Stock, voting together as single class.

                 (d) Not later than thirty (30) days after the close of each quarter of the Corporation for which quarterly financial statements are prepared, the Corporation shall prepare and send to each stockholder of the Corporation at such stockholder's last known address reflected in the Corporation's stockholder records, a certificate (the " Compliance Certificate") signed by the Corporation's Chief Financial Officer (i) setting forth a calculation of the Net Worth covenant and the Dividend Coverage Ratio covenant of the Corporation (as described in Subsection 6(a) above), and (ii) stating whether, to such officer's best knowledge and belief, any Event of Non-Compliance or any Default has occurred and is continuing and, if there be such an Event of Non-Compliance or Default in existence, setting forth the details thereof.

         Section 7. Change of Control of Airgas.

         (a) For purposes of this Article II, the term " Change of Control" shall mean (i) any sale of all or substantially all of the assets of Airgas, or
(ii) any transaction, including without limitation a merger, consolidation, recapitalization or reclassification of Airgas Common Stock, or any compulsory share exchange, as a result of which not less than eighty-five percent (85%) of the issued and outstanding voting stock of Airgas shall be converted into the right to receive securities, cash, or other property. Prior to the occurrence of a Change of Control, the Corporation shall furnish, or cause to be furnished, to the holders of the Preferred Stock a notice of the proposed transaction constituting the Change of Control, which notice (the "Change of Control Notice") shall include (i) all the information regarding such transaction furnished to the stockholders of Airgas and (ii) particulars as to the manner in which the Exchange Consideration relative to such transaction shall be calculated and otherwise provided for (the Change of Control Notice may consist of the proxy materials furnished to the stockholders of Airgas so long as they contain information which satisfies the foregoing requirements). In the event that there shall be a Change of Control, each share of Preferred Stock shall be exchangeable, in accordance with the provisions of Section 2 of this Article II, into the kind and amount of securities, cash, and other property receivable upon consummation of the transaction constituting the Change of Control by a holder of that number of shares of Airgas Common Stock for which such shares of Preferred Stock would have been exchangeable immediately prior to such transaction; provided, however, the provisions of Subsections 7(b) and 7(c) below shall also be applicable to any such exchange after a Change of Control. After the consummation of the transaction constituting the Change of Control and until the exchange of the Preferred Stock in accordance with the provisions of Section 2 of this Article II, the holders of the Preferred Stock shall be entitled to appropriate adjustments with respect to their exchange rights to the end that the provisions (including provisions with respect to changes in and other adjustments to the Exchange Price) of Section 2 of this
Article II and of this Section 7 shall correspondingly be made applicable, as nearly as may reasonably be, in relation to any securities, cash or other property thereafter deliverable upon the exchange of the Preferred Stock.

         (b) If the Change of Control is pursuant to a transaction in which the consideration paid for the capital stock of Airgas is all cash, the holders of a majority of the issued and outstanding shares of Series A Preferred Stock may, by written notice to the Corporation during the ninety (90) day period beginning on a date which shall be ninety (90) days after the consummation of the transaction which constitutes the Change of Control, require the Corporation and all holders of Preferred Stock to exchange all shares of Preferred Stock for the applicable Exchange Consideration, whereupon the holders of the Preferred Stock shall be entitled immediately to surrender their shares of Preferred Stock for such Exchange Consideration and the provisions of
Section 2 of this Article II (including, without limitation, Section 2(b) thereof) shall immediately become applicable. Notwithstanding the foregoing, the holders of a majority of the issued and outstanding shares of Series A Preferred Stock shall not have the right to effectuate the immediate exchange contemplated by the preceding sentence if, prior to the expiration of the ninety (90) day period after the consummation of the transaction which constitutes the Change of Control, the Corporation or Airgas (or Airgas' successor) shall deposit, or cause to be deposited, into escrow with an escrow agent and upon escrow terms mutually satisfactory to Airgas (or its successor) and the holders of the majority of the Series A

Preferred Stock (or their representative) an amount of cash equal to the aggregate cash consideration which all holders of the Preferred Stock would have received for all their shares of Airgas Common Stock had they exchanged all their shares of Preferred Stock for shares of Airgas Common Stock immediately prior to the consummation of such transaction. Such cash, together with all earnings thereon, shall remain in escrow pending the exchange provided for in Section 2 of this Article II; and, if and when the holders of the Series A Preferred Stock shall elect to effect the exchange contemplated by said
Section 2, the Corporation shall promptly make a draw under such escrow and shall promptly deliver to each holder of Preferred Stock such holder's pro rata share of such escrow; such delivery shall be in full satisfaction of the Corporation's obligation to deliver the Exchange Consideration in connection with such exchange.

         (c) If the Change of Control is pursuant to a transaction in which the consideration paid for the capital stock of Airgas is other than all cash, then the holders of a majority of the issued and outstanding shares of Series A Preferred Stock may, by written notice to the Corporation, with a copy to Airgas, during the period ending on the later of (i) forty-five (45) days after receipt of the Change of Control Notice or (ii) if applicable to the transaction constituting the Change of Control, such longer period of time as may be given to the stockholders of Airgas to return their proxies pursuant to the related proxy materials, elect on behalf of all holders of the Preferred Stock not to wait for the applicable Exchange Consideration which would otherwise be deliverable on exchange in accordance with the provisions of
Section 2 of this Article II. Failure by such majority to make such election within such period shall constitute the assent by the holders of all shares of Preferred Stock to wait for the applicable

Exchange Consideration if, as and when the exchange of the Preferred Stock is made in accordance with the provisions of Section 2 of this Article II. In the event that the holders of a majority of the issued and outstanding shares of Series A Preferred Stock shall elect, in the manner hereinabove specified, not to wait for the applicable Exchange Consideration, then the holders of a majority of the issued and outstanding shares of Series A Preferred Stock may, by written notice to the Corporation during the ninety (90) day period beginning on a date which shall be ninety (90) days after the consummation of the transaction which constitutes the Change of Control, require the Corporation and all holders of Preferred Stock to exchange all shares of Preferred Stock for the applicable Exchange Consideration, whereupon the holders of the Preferred Stock shall be entitled immediately to surrender their shares of Preferred Stock for such Exchange Consideration and the provisions of
Section 2 of this Article II (including, without limitation, Section 2(b) thereof) shall immediately become applicable. Notwithstanding the foregoing, the holders of a majority of the issued and outstanding shares of Series A Preferred Stock shall not have the right to effectuate the immediate exchange contemplated by the preceding sentence if, prior to the expiration of the ninety (90) day period after the consummation of the transaction which constitutes the Change of Control, the Corporation or Airgas (or Airgas' successor) shall deposit, or cause to be deposited, into escrow with an escrow agent and upon escrow terms mutually satisfactory to Airgas (or its successor) and the holders of the majority of the Series A Preferred Stock (or their representative) an amount of cash equal to the fair market value (as hereinafter defined) of the aggregate consideration which all holders of the Preferred Stock would have received for all their shares of Airgas Common
Stock had they exchanged all their shares of Preferred Stock for shares of Airgas Common Stock immediately prior to the consummation of such transaction. Such cash, together with all earnings thereon, shall remain in escrow pending the exchange provided for in
Section 2 of this Article II; and, if and when the holders of the Series A Preferred Stock shall elect to effect the exchange contemplated by said Section 2, the Corporation shall promptly make a draw under said escrow and shall promptly deliver to each holder of Preferred Stock such holder's pro rata share of such escrow; such delivery shall be in full satisfaction of the Corporation's obligation to deliver the Exchange Consideration in connection with such exchange. For purposes of this Subsection 7(c), the term "fair market value" shall be defined in the manner set forth in Subsection 1(b) of this Article II; provided, however, reference in said Subsection to the "Board of Directors of the Corporation" shall mean the Board of Directors of Airgas.

         Section 8. Notices. All notices, requests, demands and other communications (collectively "Notices") that are required or may be given under this Article II shall be in writing. All Notices shall be deemed to have been duly given or made: if by hand, immediately upon delivery; if by telecopier or similar device, immediately upon sending, provided notice is sent on a business day during the hours of 9:00 a.m. to 6:00 p.m. Eastern Standard Time, but if not, then immediately upon the beginning of the first business day after being sent; if by Federal Express, Express Mail or other reputable overnight delivery service, one (1) business day after being placed in the exclusive custody and control of said courier; and if mailed by certified mail, return receipt requested, five (5) business days after mailing. Notwithstanding the foregoing, with respect to any notice given or made by telecopier or similar device, such notice shall not be effective unless and until (i) the telecopier or similar device being used prints a written confirmation of successful completion of such communication by the party sending the notice, and (ii) a copy of such notice is deposited in first class mail to the appropriate address for the party to whom notice is sent. In addition, notwithstanding the foregoing, a notice of a change of address by a party hereto shall not be effective until received by the party to whom such notice of a change of address is sent. All notices are to be given or made to the parties at the following addresses (or to such other address as either party may designate by notice in accordance with the provisions of this Section):

If to the Corporation:

         National Welders Supply Company, Inc.
         810 Gesco Street
         Charlotte, North Carolina  28208
         Tel:    (704) 333-5475
         Fax:    (704) 344-1711
         Attention:     J.A. Turner, Jr. or Judith Carpenter


If to Airgas or the holders of the Common Stock:

         Airgas, Inc.
         Five Radnor Corporate Center
         Suite 550
         100 Matsonford Road
         Radnor, Pennsylvania  19087
         Tel:    (610) 687-5253
         Fax:    (610) 687-1052
         Attention:     Chief Executive Officer


If to any other Stockholder of the Corporation:

         At such stockholder's last known address as reflected in the shareholder records of the Corporation.

The Corporation will promptly make available to any stockholder, upon written request, the address of any other stockholder(s) as last shown in the Corporation's shareholder records.





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

         Section 9. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, exchange or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.





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